Exhibit 99.1

News Release	Corporate Communications 7480 Flying Cloud Drive Minneapolis, MN 55344	Phone: 952-351-3087 Fax: 952-351-3009

Media Contact:	Investor Contact:

Bryce Hallowell	Jeff Huebschen
Phone: 952-351-3087	Phone: 952-351-2929
E-mail: bryce.hallowell@atk.com	E-mail: jeff.huebschen@atk.com

ATK Raises Full-Year EPS Guidance

ATK Reports Strong FY10 Third Quarter Financial Results

Third Quarter Fully Diluted EPS Climb 26 Percent to $2.33 as

Sales Rise Three Percent to $1.1 Billion

Third Quarter Net Income up 28 Percent to $78 Million

Third Quarter Margins Reach 11.9 Percent

Minneapolis, February 4, 2010 — Alliant Techsystems (NYSE: ATK) today reported that fully diluted earnings per share (EPS) in the third quarter of fiscal year 2010 (FY10), which ended on January 3, 2010, rose 26 percent to $2.33, compared to $1.85(1) in the prior-year quarter.  The results were driven by improved operating margins and the benefit of a lower than expected tax rate primarily due to the favorable true-up of prior-year taxes.  Based on its performance, better visibility into the remainder of the year, and the lower tax rate, the company is raising its full-year EPS guidance to a range of $8.80 - $8.90.

Sales for the quarter rose 3 percent to $1.1 billion, driven by continued strength in the company’s Armament Systems and Mission Systems groups, partially offset by expected lower sales in the company’s Space Systems group.    Net income in the third quarter was up 28 percent to $78 million.  Third quarter margins reached 11.9 percent.  Orders in the quarter were $752 million, in line with expectations, and keeping the company on track for a full-year book-to-bill ratio in excess of one.

(1)At the beginning of the company’s fiscal year on April 1, 2009, ATK retrospectively adopted FSP APB14-1 “Accounting for Convertible Debt Instruments that may be settled in cash upon conversion” (FSP 14-1) and was required to restate certain financial information for all prior periods.  The adoption resulted in an increase to non-cash interest expense of $6.033 million ($3.614 million net of tax, or $0.11 diluted EPS) for the quarter ended December 28, 2008.  All fiscal 2009 financial amounts included in this press release have been restated to reflect the adoption of FSP 14-1.

“I couldn’t be more pleased with our earnings.  Our aggressive focus on margin improvement continues to yield significant results, including another quarter of double-digit earnings growth,” said John Shroyer, Senior Vice President and Chief Financial Officer.  “Third quarter sales and orders were right on track with our expectations and we are on pace to generate strong free cash flow through the end of our fiscal year.  We are raising full-year EPS guidance and will enter fiscal year 2011 with a solid backlog of orders, substantial cash on the balance sheet, and continued strong operating performance.”

SUMMARY OF REPORTED RESULTS

The following table presents the company’s results for the third quarter of fiscal year 2010, which ended on January 3, 2010 (in thousands).

Sales:

	Quarters Ended				Nine Months Ended
	January 3, 2010	December 28, 2008	$ Change	% Change	January 3, 2010	December 28, 2008	$ Change	% Change

ATK Armament Systems	$509,112	$438,167	$70,945	16.2%	$1,615,496	$1,302,603	$312,893	24.0%
ATK Mission Systems	306,560	285,336	21,224	7.4%	903,503	842,381	61,122	7.3%
ATK Space Systems	325,857	385,947	(60,090)	(15.6)%	1,039,628	1,181,282	(141,564)	(12.0)%
Total sales	$1,141,529	$1,109,450	$32,079	2.9%	$3,558,627	$3,326,266	$232,361	7.0%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarters Ended				Nine Months Ended
	January 3, 2010	December 28, 2008	$ Change	% Change	January 3, 2010	December 28, 2008	$ Change	% Change

ATK Armament Systems	$63,413	$43,695	$19,718	45.1%	$192,346	$130,824	$61,522	47.0%
ATK Mission Systems	33,979	35,802	(1,823)	(5.1)%	100,192	104,421	(4,229)	(4.0)%
ATK Space Systems	44,781	44,303	478	1.1%	124,626	128,527	(3,901)	(3.0)%
Corporate	(5,773)	(4,516)	(1,257)	(27.8)%	(14,518)	(15,511)	993	6.4%
Total operating profit	$136,400	$119,284	$17,116	14.3%	$402,646	$348,261	$54,385	15.6%

SEGMENT RESULTS

ATK operates three principal business groups: Armament Systems; Mission Systems; and Space Systems.

ATK ARMAMENT SYSTEMS

Sales in the third quarter of FY10 increased 16 percent to $509 million, compared to $438 million in the prior-year quarter.  The increase reflects strong sales of non-standard ammunition, modernization efforts at Lake City and Radford, and $18 million of additional sales from the acquisition of Eagle Industries.  Organic sales increased 12 percent.

Earnings before interest, taxes, and noncontrolling interest (operating profit) in the third quarter rose 45 percent to $63 million, compared to $44 million in the prior-year quarter.  The increase was driven by additional sales volume and improved profitability across Armament Systems.  Demand for ATK’s commercial ammunition brands and products remained strong.  The higher operating profit was partially offset by the costs associated with the construction of an energetics facility for the Australian Ministry of Defense that was previously in the Space Systems group; and higher pension expense.

ATK MISSION SYSTEMS

Third quarter sales rose seven percent to $307 million compared to $285 million in the prior-year quarter.  The increase reflects higher sales volume in military and commercial aircraft structures, defense electronics, tactical rocket motors, and missile programs, partially offset by lower sales of tank ammunition, missile defense, and special mission aircraft.

Operating profit of $34 million was in line with expectations and down five percent from $36 million in the prior-year quarter.  The quarter benefited from higher sales volume and profit improvements in defense electronics but was offset by a lower incentive fee on the SM-3 program than in the prior-year quarter, and higher pension expense.

ATK SPACE SYSTEMS

Third quarter sales in the Space Systems group of $326 million were in line with the company’s expectations, and down 16 percent from $386 million in the prior-year quarter.  Strengthening sales profiles for Ares I and spacecraft structures were negated by lower sales on the Space Shuttle and Minuteman III programs, and the termination of the Kinetic Energy Interceptor.

Operating profit for the group was $45 million, up slightly from the prior-year quarter.  Higher sales volume on Ares I, the timing of an incentive fee on the Space Shuttle program, and profit improvements in the space structures business were offset by lower total sales volume and higher pension expense.

CORPORATE AND OTHER

In the third quarter, corporate and other expenses totaled $5.8 million compared to $4.5 million recorded in the prior-year quarter.  The share count was 33.5 million, compared to 33.1 million in the prior-year quarter.

OUTLOOK

Based on the continued strong operating performance of the company, better visibility into the remainder of the year, and a lower expected tax rate, ATK is raising its full-year EPS guidance.  ATK now expects full-year FY10 fully diluted EPS in a range of $8.80 - $8.90, up from previous guidance of $8.60 - $8.75.  The company continues to expect full-year sales to be in a range of $4.825 -$4.875 billion, and free cash flow of approximately $150 million (see reconciliation table for details).  The company continues to expect an average share count of approximately 33.5 million.  An expected effective tax rate for the year in the mid-36 percent range is slightly lower than previous expectations of approximately 37 percent, due primarily to the favorable true-up of prior-year taxes.  The company continues to expect full-year pension expenses of approximately $70 million, and it now believes that capital expenditures will be approximately $140 million.

Reconciliation of Non-GAAP Financial Measures

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

Projected Year Ending March 31, 2010

Cash provided by operating activities	$	~ 290,000
Capital expenditures	~(140,000)
Free cash flow	$	~ 150,000	*

ATK is a premier aerospace and defense company with more than 18,000 employees in 22 states, Puerto Rico and internationally, and revenues in excess of $4.8 billion.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: assumptions related to the Ares I and Ares V programs for NASA;

changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company’s shares outstanding; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	QUARTERS ENDED		NINE MONTHS ENDED
(In thousands except per share data)	January 3, 2010	December 28, 2008 (1)	January 3, 2010	December 28, 2008 (1)

Sales	$1,141,529	$1,109,450	$3,558,627	$3,326,266
Cost of sales	891,148	879,866	2,802,699	2,637,179
Gross profit	250,381	229,584	755,928	689,087
Operating expenses:
Research and development	16,057	16,105	47,321	63,245
Selling	35,134	39,584	125,430	117,392
General and administrative	62,790	54,611	180,531	160,189
Income before interest, income taxes, and noncontrolling interest	136,400	119,284	402,646	348,261
Interest expense	(17,918)	(21,551)	(58,214)	(66,828)
Interest income	164	142	374	741
Income before income taxes and noncontrolling interest	118,646	97,875	344,806	282,174
Income tax provision	40,245	36,528	124,305	104,867
Net income	78,401	61,347	220,501	177,307
Less net income (loss) attributable to noncontrolling interest	30	(61)	189	45
Net income attributable to Alliant Techsystems Inc.	$78,371	$61,408	$220,312	$177,262

Alliant Techsystems Inc.’s earnings per common share:
Basic	$2.38	$1.88	$6.71	$5.41
Diluted	$2.33	$1.85	$6.60	$5.17

Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:
Average number of common shares	32,878	32,628	32,818	32,758
Average number of common and dilutive shares	33,603	33,117	33,367	34,283

(1) Restated due to the adoption of new accounting standards

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

(In thousands except share data)	January 3, 2010	March 31, 2009 (1)
Assets
Current assets:
Cash and cash equivalents	$385,754	$336,700
Net receivables	895,658	899,543
Net inventories	213,140	238,600
Income tax receivable	—	34,835
Deferred income tax assets	69,028	29,223
Other current assets	114,066	39,843
Total current assets	1,677,646	1,578,744
Net property, plant, and equipment	533,082	540,041
Goodwill	1,186,233	1,195,986
Deferred income tax assets	10,305	69,582
Deferred charges and other non-current assets	298,784	192,992
Total assets	$3,706,050	$3,577,345
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$13,750	$289,859
Accounts payable	214,580	294,971
Contract advances and allowances	100,159	86,080
Accrued compensation	122,695	168,059
Accrued income taxes	18,264
Other accrued liabilities	214,672	166,341
Total current liabilities	684,120	1,005,310
Long-term debt	1,379,154	1,097,744
Postretirement and postemployment benefits liabilities	116,868	121,689
Accrued pension liability	415,026	552,671
Other long-term liabilities	139,847	125,362
Total liabilities	2,735,015	2,902,776
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 33,015,889 shares at January 3, 2010 and 32,783,496 at March 31, 2009	330	328
Additional paid-in-capital	581,430	574,674
Retained earnings	1,640,774	1,420,462
Accumulated other comprehensive loss	(600,028)	(651,652)
Common stock in treasury, at cost, 8,539,560 shares held at January 3, 2010 and 8,771,565 at March 31, 2009	(660,258)	(677,841)
Total Alliant Techsystems Inc. stockholders’ equity	962,248	665,971
Noncontrolling interest	8,787	8,598
Total equity	971,035	674,569
Total liabilities and equity	$3,706,050	$3,577,345

(1) Restated due to the adoption of new accounting standards

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	NINE MONTHS ENDED
(In thousands)	January 3, 2010	December 28, 2008 (1)
Operating activities
Net income	$220,501	$177,307
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	74,202	57,412
Amortization of intangible assets	3,757	4,213
Amortization of debt discount	15,779	17,751
Amortization of deferred financing costs	2,129	2,148
Asset impairment	11,405	3,753
Deferred income taxes	(13,447)	18,431
Gain on disposal of property	(1,885)	(3,422)
Share-based plans expense	13,447	14,753
Excess tax benefits from share-based plans	(1,549)	(3,235)
Changes in assets and liabilities:
Net receivables	(71,839)	(121,375)
Net inventories	23,075	295
Accounts payable	(63,309)	(16,299)
Contract advances and allowances	14,079	1,385
Accrued compensation	(49,271)	(24,075)
Accrued income taxes	64,053	(32,051)
Pension and other postretirement benefits	(128,349)	19,744
Other assets and liabilities	26,948	40,779
Cash provided by operating activities	139,726	157,514
Investing activities
Capital expenditures	(99,274)	(80,352)
Acquisition of business, net	5,002	(13,560)
Proceeds from the disposition of property, plant, and equipment	5,496	489
Cash used for investing activities	(88,776)	(93,423)
Financing activities
Payments made on bank debt	(10,479)	—
Payments made to extinguish debt		(10)
Payments made for debt issue costs	—	(5)
Net purchase of treasury shares	—	(31,609)
Proceeds from employee stock compensation plans	7,034	6,617
Excess tax benefits from share-based plans	1,549	3,235
Cash used for financing activities	(1,896)	(21,772)
Increase in cash and cash equivalents	49,054	42,319
Cash and cash equivalents - beginning of period	336,700	119,773
Cash and cash equivalents - end of period	$385,754	$162,092

(1) Restated due to the adoption of new accounting standards